Exhibit 107

CALCULATION OF REGISTRATION FEE

Form SF-3

CNH Capital Receivables LLC

(Exact Name of Registrant as Specified in its Charter)

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Asset Backed Notes	$(2)	(2)	$(2)	$(2)

(1) To be calculated for each offering in accordance with Rule 457(s) of the Securities Act of 1933.

(2)  The registrant elects to defer payment of the registration fee in connection with the registration of an unspecified amount of securities of the above class of securities in reliance on Rules 456(c) and 457(s) of the Securities Act of 1933.